Exhibit 10(q)

Separation Agreement and General Release

This Separation Agreement and General Release (“Agreement”) is entered into and effective as of January 23, 2007 (the “Effective Date”), between Texas Instruments Incorporated (“TI”) and Gilles Delfassy (“Executive”), sometimes referred to collectively herein as the “parties.”

This Agreement is made in consideration of the parties’ mutual desire to amicably terminate their employment relationship and the parties’ recognition of TI’s need to protect its legitimate business interests including its confidential information and trade secrets, business strategy, public image, market share, business relationships, customer information and goodwill. In consideration of the mutual promises set out in this Agreement and for other good and valuable consideration, TI and Executive agree as follows:

1.	TI Promises

In exchange for the promises contained in this Agreement and release of claims as set forth below, TI will provide Executive the following:

a.	Paid Leave of Absence (“LOA”) status for one year beginning August 1, 2007. The paid LOA period will begin August 1, 2007 and continue through July 31, 2008. Executive will then be placed on an unpaid LOA period beginning August 1, 2008 and continuing until July 22, 2010 when Executive reaches age 55 (“Bridge to Retirement”) with sufficient service to TI to be retired. Executive will retire from TI on that date. Executive’s status as an employee of TI is continued through the LOA period.

b.	Continued payment during the paid LOA of the base salary applicable to him as of the Effective Date, which is thirty seven thousand five hundred U.S. dollars ($37,500.00) per month, less applicable withholdings. This pay is not “eligible earnings” for pension, profit sharing, 401(k) Savings Plans, or deferred compensation. Executive shall receive this pay in his regular paycheck cycles according to his pay schedule. Direct deposit shall continue, online check stub shall be cancelled, and check stubs shall be mailed to the home address on file with TI. Executive will receive the full one-year base salary; however Section 409A of the Internal Revenue Code may require payment to be made differently than indicated above (see Section 4(b) below).

c.

Certain benefits during the paid and unpaid LOA, including: Medical (including EAP—employee assistance program), Dental, Vision, Life, and AD&D (accidental death & dismemberment) coverage and deductions continue under the active plan and premium rate structure. Health Care and Dependent Care

Spending Account deductions and 401(k) loan deductions also continue during the paid LOA period, but stop during the unpaid Bridge LOA period. Time Bank accruals, deductions for 401(k) Savings Plans, and coverage and deductions for DPC (disability pay continuance) and LTD (long-term disability) end at the beginning of the paid LOA period. TI employment and associated benefits are automatically terminated at the end of the unpaid LOA. Upon termination of the unpaid LOA, Executive will be eligible for extended health benefits or COBRA.

d.	Profit sharing, if any, based on eligible earnings and distributed during the paid LOA, less applicable withholdings. Executive’s eligible earnings shall be the eligible earnings received from TI for active employment between January 1, 2007 and July 31, 2007.

e.	Continuation of outstanding stock options and restricted stock unit awards according to the terms and conditions cited in the controlling agreement(s) as such terms and conditions may be interpreted by the Compensation Committee of TI’s Board of Directors. For the purposes of such agreements, Executive shall remain an employee during the paid and unpaid LOA. With specific reference to Executive’s award of restricted stock units (“RSUs”) granted on January 19, 2006, (the “Award”) TI confirms that the terms and conditions of the Award provide that the number of RSUs under the Award will be reduced by 50 percent, and that Executive will receive as soon as practicable after the vesting date specified in the Award one share of TI common stock for each of the remaining RSUs, provided that (a) the LOA (paid and unpaid) periods contemplated by this Agreement occur, and (b) Executive complies with the terms and conditions of this Agreement and of the Award.

f.	Consulting services from Challenger Gray and Christmas for a period of one year from the Effective Date.

g.	Reimbursement for educational expenses of up to $25,000 incurred by executive during the paid and unpaid LOA.

After the Effective Date, TI will not provide Executive performance bonuses, grants of stock options or stock grants or other contingent or discretionary benefits or income that TI might have provided to him if he were an active employee.

2.	Executive’s Promises

In consideration of the promises contained in this Agreement, Executive agrees as follows.

a.

On behalf of himself, his heirs, successors and assigns, and anyone claiming through him, irrevocably and unconditionally to release, acquit and forever discharge TI and/or its subsidiaries, divisions, predecessors, successors and assigns, as well as their past and present officers, directors, executives, shareholders, trustees, joint venturers, partners, and anyone claiming through them (hereinafter “Releases” collectively), in their individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, asserted or unasserted, arising prior to or existing at the time of the execution of this Agreement which Executive had, now has or may have against any of the Releases that arise out of or relate to Executive’s employment with TI and/or the termination of Executive’ employment with TI. Said claims include, but are not limited to: (1) claims for employment discrimination, harassment or retaliation arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, 42 U.S.C. sections 1981 and 1983, the Equal Pay Act, the Texas Commission on Human Rights Act, Texas Labor Code section 451 et seq., and/or any other relevant federal or state statute, local law or municipal ordinance; (2) claims arising under other federal or state employment statutes such as the Family Medical Leave Act, the Occupational Safety and Health Act, and section 510 of the Employee Retirement Income Security Act; (3) claims for disputed wages, whether arising under statutory or common-law, including those arising under the Texas Labor Code; (4) claims for wrongful discharge and/or breach of any alleged employment contract; (5) claims based on any tort, such as invasion of privacy, defamation, fraud, infliction of emotional distress, tortious interference with contract or business relations, or negligence; and (6) any other statutory or common-law cause of action providing rights for individuals or employees against their employers, provided, however, that he is not waiving any right to enforce TI’s promises under this Agreement. The releases given by Executive under this section constitute a general release.

b.	Paragraph 2a specifically waives and releases any and all rights or claims he might have under the Age Discrimination in Employment Act of 1967, as amended, except for any claims that might arise after he signs this Agreement.

c.	He will not bring any legal action against any of the Releases for any claim waived and released under this Agreement, and Executive represents and warrants that no such claim has been filed to date. Executive further agrees that should he bring any type of administrative or legal action arising out of claims waived under this Agreement, he will bear all legal fees and costs, including those of the Releases.

d.	He will not accept any recoveries or benefits that might be obtained in his behalf by another person or organization or in any class action against Releases arising out of or related to his employment at TI or termination thereof.

e.

He agrees that prior to his retirement from TI in July 2010, he will not accept a position on the board of directors or as an executive officer of any company other than a non-profit one without the approval of the Chief Executive Officer or General Counsel of TI. The decision on whether to approve will not be unreasonably withheld and will be based on consideration of the potential competitive impact to TI and/or the relationship with a TI supplier or customer.

f.	He agrees that prior to his retirement from TI in July 2010 he will not accept employment by, serve on the board of directors of, or otherwise provide consulting, advising, or other services, directly or indirectly, to any TI competitor unless such employment or service is approved by the Chief Executive Officer or General Counsel of TI.

g.	He agrees that prior to his retirement from TI in July 2010, unless he receives prior written approval from the Chief Executive Officer of TI, he will not directly or indirectly hire, employ, solicit for employment, attempt to solicit for employment or advise about changing employment any person who was an executive, engineer or other professional for TI or any of its divisions or subsidiaries at any time during the six months preceding such solicitation, advising or employment.

h.	Executive agrees not to remove any of TI’s property from TI premises and, within ten days of the start of the paid LOA to return all tangible and intangible property belonging to TI and relating to his employment with TI, including, but not limited to, customer lists, mailing lists, business strategies, account information, samples, prototypes, product development information, price lists and pricing information. Executive further represents and warrants that he has not retained any copies, electronic or otherwise, of such property.

i.	He will cease to provide ongoing services to TI on August 1, 2007 and will not be reinstated or seek to be reinstated.

j.	He will resign the office of senior vice president on August 1, 2007. After August 1, 2007, Executive shall no longer be subject to the pre-trade clearance procedures outlined in TI’s SP&P 11-4-2 relating to transactions in TI stock. However, Executive still should not trade in TI stock if he is in possession of material, non-public information regarding TI; and for the duration of the paid and unpaid LOA, Executive still should not engage in short sales of TI stock or trade in “puts,” “calls,” or other options or hedging techniques on TI stock.

k.	At the conclusion of the unpaid LOA, he must refer to the Employment Termination Handbook to initiate his termination and retirement process.

l.	To continue to comply with the provisions of his stock option and restricted stock unit agreements including without limitation provisions about noncompetition and non-disclosure of confidential TI and TI customer information, recognizing and understanding that the obligations and remedies contained in those agreements survive execution of this Agreement.

m.	If he breaches in any material respect his promises or obligations set forth in this Agreement, his LOA will immediately terminate, any outstanding obligations of TI under this Agreement will immediately terminate, and he will return to TI any and all monetary payments and benefits that he received pursuant to this Agreement.

3.	Mutual Agreements

Executive and TI mutually agree:

a.	to disclose the facts or terms of this Agreement only on the basis of a strict need to know, which would allow, without limitation, disclosures to the parties’ attorneys, and personal and financial advisors, as required for accounting, tax or SEC reporting purposes or as otherwise required by law or by direction of a court; however, notwithstanding the foregoing, Executive may disclose the contents of Section 2(g) to any person who was an executive, engineer or other professional for TI or any of its divisions or subsidiaries at any time during the six months preceding such solicitation, should such person contact Executive about employment issues;

b.	that neither party will make any comments relating to Executive, TI or TI’s employees that are critical, derogatory or may tend to damage the reputation of either party or otherwise injure Executive or the business of TI;

c.	that the compensation that Executive receives pursuant to Paragraph 1 does not constitute back wages; and

d.	in the event Executive is named as a party in any lawsuit or other legal claim or action arising from his actions as an employee of TI, TI will indemnify Executive so long as his actions have been consistent with his employment by TI and have not been outside the scope of his employment. Such indemnity shall include, but not be limited to, reasonable attorneys’ fees. Executive will receive the full benefit of any D&O insurance coverage to which he is entitled as a result of his employment by TI.

The parties agree that the prevailing party in any legal action between the parties concerning this Agreement shall be entitled to recover his or its reasonable attorneys’ fees and court costs associated with such action.

4.	General Provisions

a.	The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it will not affect the validity or enforceability of any other provision.

b.	This Agreement may be changed or modified by written amendment, without Executive’s consent or signature, if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Internal Revenue Code and any regulations or other guidance issued thereunder, or otherwise to comply with any law.

c.	This Agreement sets forth the entire agreement between Executive and TI and, except as specifically set forth herein, supersedes any and all prior oral or written agreements or understandings between Executive and TI concerning the subject matter of this Agreement. This Agreement may not be altered, amended, waived or modified, except by a further written document signed by the party against whom the same is sought to be enforced.

d.	This Agreement is made within the State of Texas and will in all respects be interpreted, enforced and governed by the laws of the State of Texas.

5.	Executive’s Process Acknowledgements

Executive acknowledges that he has carefully read and understands all the provisions of this Agreement and that he is knowingly and voluntarily entering into it. Executive also acknowledges specifically that:

a.	TI recommended that he consult an attorney for the purpose of receiving information regarding the effect of signing this Agreement and the release contained herein;

b.	he understands that he may revoke this Agreement within seven days of signing it by delivering a written notice of revocation to Darla Whitaker, and that if he revokes this Agreement, it will not be effective or enforceable, and he will not receive the benefits described above;

c.	he understands that he has been given at least twenty one (21) days to review and consider this Agreement before signing it and that he may use as much of the twenty one (21) day period as he wishes prior to signing and he recognizes that the decision period ends January 26, 2007.

6.	Notice Provisions

Any and all notices and other information to be given by one party to the other under this agreement shall be deemed sufficiently given when: (i) sent by prepaid, registered or certified U.S. first class air mail; (ii) by nationally recognized overnight courier; (iii) transmission by facsimile; (iv) hand delivery to the other party; or (v) by email, so long as receipt of email is confirmed either by an email response from the recipient or verbally on a telephone call initiated by the sender, in each case addressed to the parties as follows:

If to TI:

Joseph F. Hubach

Senior Vice President and General Counsel

Texas Instruments Incorporated

Mail Station 8658

Post Office Box 660199

Dallas, Texas 75266-0199

(214) 480-6030

j-hubach@ti.com

If to Executive:

Gilles Delfassy

[Address omitted]

Notices shall be deemed to have been received five (5) business days after mailing if forwarded by U.S. mail, and the following business day if forwarded by courier, facsimile or hand delivery. The aforementioned address of either party may be changed at any time by giving five (5) days prior notice to the other party in accordance with the foregoing.

EXECUTED this 23rd day of January 2007.

Executive:	/s/ Gilles Delfassy
Gilles Delfassy

Texas Instruments Incorporated

By:	/s/ Darla Whitaker